Compliance Manual	Effective November 2014
Code of Conduct

STRALEM FUND
CODE OF CONDUCT FOR STRALEM FUND
PRINCIPAL EXECUTIVE OFFICER AND PRINCIPAL FINANCIAL OFFICER

I.	Covered Officers/Purpose of the Code

A.
This Code of Conduct (the "Code") applies to the Principal Executive Officer and Principal Financial Officer of Stralem Fund (the "Fund") (the "Covered Officers"), each of whom is set forth in Exhibit A, for the purpose of promoting:

1.	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.
Full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Fund;

3.	Compliance with applicable laws and governmental rules and regulations;

4.	The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

5.	Accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.	Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

A.
A "conflict of interest" occurs when a Covered Officer's private interest interferes or appears to interfere with the interests of, or his or her service to, the Fund.  For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his or her position with the Fund.

Certain conflicts of interest that could arise out of the relationships between Covered Officers and the Fund already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended ("Investment Company Act") and the Investment Advisers Act of 1940, as amended ("Investment Advisers Act").  For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as "affiliated persons" of the Fund. The Fund and their investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions.  This Code does not, and is not intended to,

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repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code, unless or until the Chief Compliance Officer determines any violations of such programs and procedures is also a violation of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts may arise or result from the contractual relationship between the Fund and their investment adviser and administrator, whose officers or employees also serve as Covered Officers. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund or for the adviser or administrator, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser, the administrator and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the adviser, the administrator and the Fund and is consistent with the performance by the Covered Officers of their duties as officers of the Fund.  Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Company.

B.	Each Covered Officer must:

1.
Not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

2.	Not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fund;

3.
Report at least annually outside business affiliations or other relationships (e.g., officer, director, governor, trustee, part-time employment) other than his or her relationship to the Fund, the investment adviser and the administrator.

C.
There are some conflict of interest situations that may be discussed with the Chief Compliance Officer who, for purposes of this Code, shall be the Chief Compliance Officer of Stralem & Company, Incorporated. Examples of these include:

1.	Service as a director on the board of any public or private company;

2.	The receipt, as an officer of the Fund, of any gift in excess of $100;

3.	The receipt of any entertainment from any company with which the Fund have current or prospective business dealings, unless such entertainment is business-

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related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

4.
Any ownership interest in, or any consulting or employment relationship with, any of the Fund's service providers, other than their investment adviser, principal underwriter, administrator or any affiliated person thereof;

5.
A direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III.	Disclosure and Compliance

A.	Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Fund.

B.
Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund's Trustees and auditors, and to governmental regulators and self-regulatory organizations.

C.
Each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Fund, the adviser and the administrator with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund file with, or submit to, the SEC and in other public communications made by the Fund.

D.	Each Covered Officer is responsible for promoting compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.	Reporting and Accountability

A.	Each Covered Officer must:

1.	Upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Fund's Board that he or she has received, read, and understands the Code;

2.	Annually thereafter affirm to the Board that he or she has complied with the requirements of the Code;

3.	Not retaliate against any other Covered Officer or any employee of the Fund or their affiliated persons for reports of potential violations that are made in good faith; and

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4.	Notify the Chief Compliance Officer promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

B.
The Chief Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. The Chief Compliance Officer of the Fund is authorized to consult, as appropriate, with counsel to the Fund and Independent Counsel and is encouraged to do so. However, any waivers from this Code will be considered by the Board. Any such waivers will, to the extent required, be disclosed as provided by SEC rules.

C.	The Fund will adhere to the following procedures in investigating and enforcing this Code:

1.	The Chief Compliance Officer will take all appropriate action to investigate any potential violations reported to him or her;

2.	If, after such investigation, the Chief Compliance Officer believes that no violation has occurred, no further action is required;

3.	Any matter that the Chief Compliance Officer believes constitutes a violation shall be reported to the full Board of Trustees;

4.
If the full Board of Trustees, upon review, concurs that a violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or the administrator or their boards; or a recommendation to dismiss the Covered Officer.

V.	Other Policies and Procedures

This Code shall be the sole code of conduct adopted by the Fund to comply with Section 406 of The Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies relating to that section. Insofar as other policies or procedures of the Fund, their investment adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code, unless any provision of this Code conflicts with any applicable federal or state law, in which case the requirements of such law will govern. The Fund's and their investment adviser's and principal underwriter's Codes of Ethics under Rule 17j-1 under the Investment Company Act and the adviser's insider trading policies are separate policies that apply to the Covered Officers and others, and are not part of this Code.

VI.	Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of the Trustees who are not

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"interested persons" (as defined in the Investment Company Act) (the "Independent Trustees"). Any changes to this Code will be disclosed to the extent required by applicable statutes, rules or regulations.

VII.	Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than officers and the Board of Trustees, the Fund's investment adviser or administrator, counsel to the Fund or counsel to the Independent Trustees.

A copy of this Code shall be delivered free of charge, to any person who submits a written request to the Fund at its principal office.

VIII.	Internal Use

The Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance, or legal conclusion.

Originally Adopted:  October 1, 2003

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Exhibit A

Persons Covered by this Code of Conduct

Principal Executive Officer: Andrea Baumann Lustig, President

Principal Financial Officer: Mark J. Segar, Treasurer

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Exhibit B

STRALEM FUND

ANNUAL CERTIFICATION
CODE OF CONDUCT FOR
PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS
UNDER THE SARBANES-OXLEY ACT OF 2002

I, ______________________________________ , hereby certify that:

1.) I am the      ____________________________________   of Stralem Fund.

2.) I have received a current copy of the CODE OF CONDUCT, and have read, understand, and agree to abide by the Code.

3.) I recognize that I must abide by principles of honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

4.) I am familiar with the disclosure requirements generally applicable to the Fund.

5.) I have not knowingly misrepresented, or caused others to misrepresent, facts about the Fund to others, whether inside or outside the Fund, including to the Fund's Trustees and auditors, and to governmental regulators and self-regulatory organizations. Nor will I take (or cause others to take) any such action in the future.

6.) I have not retaliated, or caused others to so retaliate, against Covered Officers or any employee of the Fund or their affiliated persons for reports of potential violations of the Code made in good faith. Nor will I take (or cause others to take) any such action in the future.

7.) I have, to the extent reasonably appropriate within my area of responsibility, consulted with other officers and employees of the Fund and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submit to, the SEC and in other public communications made by the Fund. To the extent reasonably appropriate within my area of responsibility, I will continue such consultations in the future.

8.) I recognize that it is my responsibility to use reasonable efforts to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

9.) I am not, to the best of my knowledge, aware of any failure to comply with the Code, whether by myself or others. Should I become aware of such a failure in the future, I will notify the Chief Compliance Officer promptly of the same.

Signature: ________________________________

Print Name:_______________________________

Date:____________________________________